Exhibit 99.1

Contact:
Ed Dickinson Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

LMI Aerospace, Inc. Announces Third Quarter 2012 Results

Company Updates Guidance for 2012 and 2013

ST. LOUIS, November 8, 2012 -- LMI Aerospace, Inc. (Nasdaq:LMIA), a leading provider of design engineering services and supplier of structural assemblies, kits and components to the aerospace, defense and technology markets, today announced its financial results for the third quarter of 2012.

Third Quarter 2012 Highlights

•	Sales of $70.6 million, up 9.1 percent from the third quarter of 2011

•	Gross margin increased significantly at both Aerostructures and Engineering Services

•	Income from operations of $8.5 million or 12.1 percent of sales

•	Earnings per diluted share of $0.48, net of $0.03 per share of acquisition expenses

Third Quarter Results

Net sales for the third quarter of 2012 increased 9.1 percent to $70.6 million, including $2.2 million from the newly acquired TASS, Inc. (“TASS”) subsidiary, compared to $64.8 million in the third quarter of 2011.  Net income for the third quarter of 2012 was $5.6 million, or $0.48 per diluted share, compared to $4.1 million, or $0.35 per diluted share, in the third quarter of 2011.  Third quarter 2012 results include a pre-tax charge of $0.5 million in acquisition costs.  Excluding this charge, earnings per diluted share would have been $0.51.

“As the current year has progressed, our expectation has been that sales in the Aerostructures segment would increase sequentially each quarter, and Engineering Services sales would remain at the levels experienced in the first two quarters of 2012,” said Ronald S. Saks, Chief Executive Officer of LMI.  “We have continued to win new business for both segments, and production rates on certain high volume programs have increased.  However, delayed receipt of customer furnished engineering and program delays on certain development projects deferred approximately $7.0 million of sales into 2013.  Accordingly, Aerostructures sales guidance for 2012 was reduced by $7.0 million to a mid-point of $175.0 million, and sales guidance for 2013 was increased by the same amount to a mid-point of $216.0 million.  In addition, about $5.0 million in expected orders and reduced customer pulls decreased the Aerostructures segment’s expected sales.  In Engineering Services, we increased overall sales expectations by $6.0 million for the expected contribution of our newly acquired TASS subsidiary but decreased our base business forecast by $2.0 million due to uncertainty over two customer programs.  We expect our Aerostructures plants to experience considerable growth again in 2013, and gross margins have improved as a result of production efficiencies and improved performance on some complex new programs.  In addition, we plan to build some inventory in 2012, especially of those items deferred into 2013 to better manage the growth expected in 2013.”

LMI Aerospace Announces
Third Quarter 2012 Results

Aerostructures Segment

	Three Months Ended September 30,
Category	2012	% of Total	2011	% of Total
	($ in millions)
Large commercial aircraft	$17.7	40.2%	$17.0	38.6%
Corporate and regional aircraft	15.2	34.5%	13.8	31.4%
Military	8.8	20.0%	9.9	22.5%
Other	2.3	5.3%	3.3	7.5%
Total	$44.0	100.0%	$44.0	100.0%

Increasing production rates and new work on the Boeing 737, 747 and 787 models combined to drive a 4.1 percent increase in net sales of large commercial aircraft products, and the Gulfstream G650 and G280 models contributed to a 10.1 percent rise in corporate and regional market net sales.  Reduced sales related to the Blackhawk program were due to decreased demand for certain models at one of the company’s customers and increased production at a customer owned assembly facility, which we expect to continue into future periods.

The Aerostructures segment generated gross profit of $12.9 million, or 29.3 percent of net sales, in the third quarter of 2012 versus $11.9 million, or 27.0 percent of net sales, in the third quarter of 2011.  Production efficiencies led to this improvement in the segment’s margins.

Selling, general and administrative expenses (“SG&A”) were $7.5 million in the third quarter of 2012 versus $6.7 million in the third quarter of 2011.  Included in these expenses for the third quarter of 2012 is $0.5 million in acquisition expenses.

LMI Aerospace Announces
Third Quarter 2012 Results

Engineering Services Segment

	Three Months Ended September 30,
Category	2012	% of Total	2011	% of Total
	($ in millions)
Large commercial aircraft	$7.3	26.8%	$6.3	30.3%
Corporate and regional aircraft	8.4	30.9%	6.2	29.8%
Military	9.8	36.0%	5.2	25.0%
Other	1.7	6.3%	3.1	14.9%
Total	$27.2	100.0%	$20.8	100.0%

Engineering Services experienced increased demand due to growth in the number of new programs currently in development in the company’s aerospace markets.  The inclusion of TASS into this operating segment has increased large commercial aircraft revenue by $2.2 million in the third quarter of 2012, which was partially offset by declines in the Boeing 747-8 and Boeing 787 projects.  Revenue for Engineering Services in support of the KC-46 tanker in the military market increased $3.0 million in the third quarter of 2012 from the third quarter of 2011, absorbing new hires and staffing transfers from commercial programs inside Boeing.  Another key driver was support for Bombardier’s Learjet 85, which helped generate 35.5 percent growth in the corporate and regional market.  Maturation of a design contract for 787 shipping fixtures resulted in the decline in other net sales.

Gross profit for the segment was $5.8 million, or 21.3 percent of net sales, for the third quarter of 2012 up from $3.5 million, or 16.8 percent of net sales, for the prior year quarter due to the increase in revenue in the current quarter.  The inclusion of TASS, which provided gross profits of $0.5 million or 22.7% of net sales, contributed to the margin growth.  Gross profit for 2011 was negatively impacted by lower gross margin on two fixed price contracts.

SG&A for the segment increased from $2.0 million in the third quarter 2011 to $2.6 million in the third quarter of 2012.  This increase is attributable to the inclusion of TASS’ results since acquisition.

LMI Aerospace Announces
Third Quarter 2012 Results

Non-Segment

The effective income tax rate for the third quarter of 2012 and 2011 was 33.2 percent as we continue to generate additional tax credits.  Interest expense did not materially change.

The company generated cash flow from operations of $6.1 million in the third quarter of 2012 and funded capital expenditures of $6.2 million, resulting in a slightly negative free cash flow.  Based upon the company’s expectation that it will receive two additional milestone payments on a design-build contract prior to the end of the year, the company now projects full-year 2012 free cash flow to be a net use of approximately $2.0 million.  Additionally, during the third quarter of 2012 the company used $9.9 million of cash for the acquisition of TASS, resulting in a $0.5 million balance on credit facilities.

Backlog at September 30, 2012, was $282.4 million, including about $11.0 million in tooling for a new development program, compared to $219.2 million at the end of the prior year quarter.

LMI Aerospace Announces
Third Quarter 2012 Results

Outlook for 2012

The company has updated its previous guidance for 2012, as follows, which includes the impact of TASS:

Consolidated Operations

•	Net sales between $279.0 million and $283.0 million, including $6.0 million for TASS

•	Gross profit between 24.9 percent and 25.4 percent

•	SG&A between $37.8 million and $38.6 million, including acquisition expense

•	Interest and other expenses of $1.0 million

•	Effective income tax rate of 34.4 percent

•	Capital expenditures between $18.0 million and $20.0 million. The company’s forecasted capital spend has decreased due to timing of planned new capital investments.

•	Depreciation, amortization and stock compensation expense of $9.8 million

The expectations for each segment are as follows:

Aerostructures

•	Net sales between $174.0 million and $176.0 million

•	Gross profit between 28.0 percent and 28.5 percent

•	SG&A between $28.3 million and $28.8 million, including acquisition expense

Engineering Services, including TASS

•	Net sales between $105.0 million and $107.0 million

•	Gross profit between 19.7 percent and 20.3 percent

•	SG&A between $9.5 million and $9.8 million

LMI Aerospace Announces
Third Quarter 2012 Results

Outlook for 2013

The company is updating guidance for 2013 as follows:

Consolidated Operations

•	Net sales between $332.0 million and $350.0 million, including $16.0 million for TASS

•	Gross profit between 25.3 percent and 25.9 percent

•	SG&A between $42.0 million and $44.9 million

•	Interest and other expenses of $1.4 million

•	Effective income tax rate of 35.0 percent

•	Capital expenditures between $18.0 million and $22.0 million

•	Depreciation, amortization and stock compensation expense of $10.5 million

The expectations for each segment are as follows:

Aerostructures

•	Net sales between $209.0 million and $223.0 million

•	Gross profit between 28.0 percent and 28.5 percent

•	SG&A between $29.5 million and $31.5 million

Engineering Services

•	Net sales between $123.0 million and $127.0 million

•	Gross profit between 20.7 percent and 21.3 percent

•	SG&A between $12.5 million and $13.4 million

LMI Aerospace Announces
Third Quarter 2012 Results

“We expect 2012 revenues and operating income to be higher than any prior year, and the expected increase in revenue and required hiring in 2013 is forecasted to provide the critical mass needed to enable us to expand our reach,” Saks said.  “We expect LMI’s ongoing investment in facilities and equipment and the broadening of our customer base, including new domestic and foreign customers on build-to-print and design-build programs, will require our organization to be more creative and afford us the opportunity to provide new and unique services to our customers.  Our strategy includes adding more complex machining and assembly capability at our plants and developing low cost engineering options.  Recent installation of high speed machines at our Savannah facility has been welcomed by some of our existing customers.  Expansion of those services from organic growth and the pursuit of strategic acquisitions with machining and assembly capability, will continue to be a focus for us.”

LMI Aerospace, Inc. is a leading provider of design engineering services and supplier of structural assemblies, kits and components to the aerospace, defense and technology markets.  Through its Aerostructures segment, the company primarily fabricates, machines, finishes, integrates, assembles and kits formed close tolerance aluminum and specialty alloy and composite components and higher level assemblies for use by the aerospace, defense and technology industries.  It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.  Through its Engineering Services segment, operated by its D3 Technologies, Inc. subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft product lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.

This news release includes forward-looking statements related to LMI Aerospace, Inc.'s outlook for 2012 and beyond, which are based on current management expectations.  Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.'s filings with the Securities and Exchange Commission.  Please refer to the Risk Factors contained in the company's Annual Report on Form 10-K for the year ended December 31, 2011, and any risk factors set forth in our other filings with the Securities and Exchange Commission.

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	September 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$109	$7,868
Trade accounts receivable, net of allowance of $261 at September 30, 2012 and $359 at December 31, 2011	51,599	42,720
Inventories	57,823	51,081
Prepaid expenses and other current assets	2,900	2,595
Deferred income taxes	2,954	4,085
Total current assets	115,385	108,349

Property, plant and equipment, net	36,228	27,340
Goodwill	55,730	49,102
Intangible assets, net	18,357	17,642
Other assets	1,861	2,173
Total assets	$227,561	$204,606

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$12,954	$13,224
Accrued expenses	15,983	11,108
Current installments of long-term debt	1,133	29
Total current liabilities	30,070	24,361

Long-term liabilities:
Long-term debt, less current installments	1,277	-
Other long-term liabilities	3,463	3,541
Deferred income taxes	7,892	8,919
Total long-term liabilities	12,632	12,460

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares: issued 12,095,101 and 12,123,992 shares at September 30, 2012 and December 31, 2011, respectively	242	242
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	-	-
Additional paid-in capital	75,651	74,823
Accumulated other comprehensive loss	(16)	-
Treasury stock, at cost, 95,962 shares at September 30, 2012 and 249,082 shares at December 31, 2011	(455)	(1,182)
Retained earnings	109,437	93,902
Total shareholders’ equity	184,859	167,785
Total liabilities and shareholders’ equity	$227,561	$204,606

LMI Aerospace, Inc.
Condensed Consolidated Statements of Comprehensive Income
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Sales and service revenue
Product sales	$42,794	$42,704	$125,180	$119,102
Service revenue	27,842	22,063	81,532	69,912
Net sales	70,636	64,767	206,712	189,014
Cost of sales and service revenue
Cost of product sales	32,757	31,316	89,331	85,822
Cost of service revenue	19,295	18,119	65,312	58,057
Cost of sales	52,052	49,435	154,643	143,879
Gross profit	18,584	15,332	52,069	45,135

Selling, general and administrative expenses	10,050	8,681	28,011	25,855
Income from operations	8,534	6,651	24,058	19,280

Other income (expense):
Interest expense	(270)	(255)	(764)	(510)
Other, net	174	(289)	281	(851)
Total other expense	(96)	(544)	(483)	(1,361)

Income before income taxes	8,438	6,107	23,575	17,919
Provision for income taxes	2,799	2,029	8,039	5,606

Net income	5,639	4,078	15,536	12,313
Other comprehensive income
Foreign currency translation adjustment	(16)	-	(16)	-

Total comprehensive income	$5,623	$4,078	$15,520	$12,313

Amounts per common share:
Net income per common share	$0.48	$0.35	$1.33	$1.07

Net income per common share assuming dilution	$0.48	$0.35	$1.31	$1.05

Weighted average common shares outstanding	11,736,392	11,584,510	11,675,453	11,547,558

Weighted average dilutive common shares outstanding	11,857,611	11,755,055	11,827,867	11,732,989

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2012	2011
Operating activities:
Net income	$15,536	$12,313
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,767	5,351
Intangible asset impairment	-	1,163
Contingent consideration write-off	-	(1,235)
Restricted stock compensation	1,205	912
Inventory reserves	(346)	722
Deferred taxes	(626)	(35)
Other noncash items	(172)	(5)
Changes in operating assets and liabilities, net of acquisition:
Trade accounts receivable	(7,025)	(5,787)
Inventories	(6,396)	(4,730)
Prepaid expenses and other assets	310	(968)
Current income taxes	1,294	1,780
Accounts payable	(2,950)	2,226
Accrued expenses	3,440	2,482
Net cash provided by operating activities	10,037	14,189
Investing activities:
Additions to property, plant and equipment	(12,506)	(7,723)
Acquisition, net of cash acquired	(9,863)	-
Other, net	88	(9)
Net cash used by investing activities	(22,281)	(7,732)
Financing activities:
Advances from long-term debt and notes payable	1,996	-
Principal payments on long-term debt and notes payable	(73)	(152)
Advances on swingline under credit agreement	4,324	-
Payments on swingline under credit agreement	(3,866)	-
Changes in outstanding checks in excess of bank deposits	2,031	-
Other, net	73	46
Net cash provided by (used by) financing activities	4,485	(106)
Net (decrease) increase in cash and cash equivalents	(7,759)	6,351
Cash and cash equivalents, beginning of year	7,868	1,947
Cash and cash equivalents, end of quarter	$109	$8,298

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net Income	$5,639	$4,078	$15,536	$12,313

Income tax expense	2,799	2,029	8,039	5,606
Depreciation and amortization	1,954	1,781	5,767	5,351
Intangible asset impairment	-	-	-	1,163
Contingent consideration write-off	-	-	-	(1,235)
Stock based compensation	462	354	1,205	912
Interest expense	270	255	764	510
Acquisition expense	475	-	542	-
Other, net	(174)	289	(281)	851

Adjusted EBITDA	$11,425	$8,786	$31,572	$25,471

Free Cash Flow (2):

Net cash provided by operating activities	$6,088	$4,827	$10,037	$14,189
Less:
Capital expenditures	(6,161)	(3,131)	(12,506)	(7,723)

Free cash flow	$(73)	$1,696	$(2,469)	$6,466

1. We believe Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

2. We believe Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash provided by operating activities.